FOR RELEASE ON APRIL 5, 2004

CADENCE RESOURCES COMPLETES $6,000,000 PRIVATE PLACEMENT OF SECURED NOTES TO ACCELERATE DRILLING

Walla Walla, WA: Cadence Resources Corporation (OTC BB: CDNR) announced today that it has completed a private placement of $6,000,000 principal amount of senior secured notes with a group of institutional and individual investors. The senior secured notes accrue interest at the rate of 10% per year (subject to increase under certain conditions), payable quarterly, with the principal due and payable on March 31, 2006.

The Company is required to make mandatory prepayments on each of September 30th and December 31st of 2005 equal to 10% of the principal amount of the senior secured notes if the weighted average share price is not more than $5.00 per share at such time. The notes are secured by all of the assets of Cadence. In addition to the interest on the notes, the investors received, in the aggregate, warrants to purchase 765,000 shares of common stock, exercisable at $4 per share, expiring in three years.

Howard Crosby, President of Cadence, stated: "This private placement will allow us to continue the rapid development of our natural gas and oil assets, building our cash flow and reserves to take full advantage of the strong market for energy assets."

Neither the notes nor the warrants have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

Certain statements contained herein may contain forward-looking statements that involve risks and uncertainties. Therefore, actual results may differ materially from those projected or implied. As a result, these forward-looking statements represent the Company's best judgment as of the date of this news release.

Contacts: Howard Crosby (509) 526-3491 or John Ryan (843) 682-2023